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                                CUSTODY AGREEMENT


         THIS IS A CUSTODY AGREEMENT, dated this 20th day of March 2001, between The Chase Manhattan Bank (herein called the "Custodian"), a New York banking corporation, having its principal place of business in New York, New York and State Farm Associates' Funds Trust (the "Trust"), a Delaware business trust and an investment company registered under the Investment Company Act of 1940, having its principal place of business at Bloomington, Illinois. The Trust has established separate series of shares, each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series of shares in the future. This agreement shall apply to the funds listed in Exhibit A.

         In consideration of the mutual premises and agreements herein contained, the parties hereto agree as follows:

         SECTION 1  DEFINITIONS.

"Agreement" means this Custody Agreement.

"Authorization Letter" or "Letter" means a writing from the Fund substantially in the form of Exhibit B(1) or B(2) hereto, in respect of Financial Assets, signed by any of two (2) persons of the Fund authorized to execute such authorization pursuant to certain corporate resolutions of the Fund, and instructing the Custodian to take action in respect of the Custody Account and the Cash Account and such other action incidental thereto and to the Agreement. Custodian may rely upon a Letter received by facsimile transmission or Letter in the form of an Electronic Instruction as hereinafter defined.

"Cash Account" means the cash ledger of the Custody Account to which debits and credits are made in respect of security transactions and other deposits to said account and against which no withdrawal may be made by check or draft.

"Custodian" means The Chase Manhattan Bank, a New York banking corporation and member of the Federal Reserve System.

"Custody Account" means a securities account in the name of the Fund on Custodian's records to which a Financial Asset is or may be credited pursuant to this Agreement.

"Depository" means DTC, PTC, and FRBNY and any other depository acceptable to the Fund.

"DTC" means The Depository Trust Company, a New York limited purpose trust company.


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"Electronic Instruction" means an electronic instruction received by the
Custodian (i) through DTC's Institutional Delivery System ("IDS") or (ii) through such other electronic delivery system accessed by password or other security device and acceptable to the Fund and Custodian for the delivery of instructions. Fund shall safeguard any testkeys, identification codes or other security device made available by Custodian to Fund and Custodian may rely upon any electronic instructions as being authorized by the Fund which is received using the proper security device.

"Entitlement holder" means the person on the records of a securities intermediary as the person having a security entitlement against the securities intermediary.

"Financial Assets" means securities or other investments owned by the Fund. As the context requires, a Financial Asset means either the interest itself or the means by which a person's claim to it is evidenced, including a certificated or uncertificated security, a security certificate, or a securities entitlement.

"FRBNY" means the Federal Reserve Bank of New York.

"Fund" means the Trust or each series of the Trust to which this agreement applies.

"Instructions" includes, without limitation, any instructions to sell, assign, transfer, deliver, purchase or receive for the Custody Account, Financial Assets or to transfer funds from the Custody Account or a Cash Account.

"PTC" means Participants Trust Company, a New York limited purpose trust company.

"Securities" means stocks, bonds, rights, warrants and other negotiable and non-negotiable paper issued in certificated ("certificated securities") or book entry form ("uncertificated securities") and commonly traded or dealt in on securities exchanges or financial markets, and other obligations of an issuer, or shares, participations and interests in an issuer recognized in an area in which it is issued or dealt in as a medium for investment and any other property as shall be acceptable to Custodian for the Custody Account.

"Security entitlement" means the rights and property interest of an entitlement holder with respect to a financial asset as specified in Part 5 of Article 8 of the Uniform Commercial Code.

"Securities intermediary" means, Custodian, DTC, PTC, the FRBNY, and any other Depository or financial institution acceptable to the Fund which in the ordinary course of business maintains securities accounts for others and acts in that capacity.

"Uniform Commercial Code" means the Uniform Commercial Code of the State of New York.

         SECTION 2 TERMS OF THE CUSTODY.


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         SECTION 2.1 CUSTODY ACCOUNT. The parties agree that there shall be a
Custody Account maintained in the name of the Fund with the Custodian, at an office in New York. The Custody Account shall be entitled as described on Exhibit C.

         SECTION 2.2 APPOINTMENT. The Fund authorizes The Chase Manhattan Bank to serve as custodian for the Fund, and to act on its behalf solely to the extent expressly provided herein, or in any Authorization Letter and to take such other action as may be reasonably incidental thereto. Custodian shall not use any securities intermediaries other than DTC, PTC and the FRBNY without Fund's prior written consent.

         SECTION 2.3 DUTIES OF THE CUSTODIAN. It is the expressed understanding of the parties that:

         SECTION 2.3.1 ACCEPT, DELIVER AND EXCHANGE SECURITIES. Upon receipt of and pursuant to an Authorization Letter, oral notice (hereinafter "Notice,") from the Fund (such Notice to be followed by written confirmation in the form of an Authorization Letter), or Electronic Instructions, the Custodian shall accept and deliver Financial Assets for the Fund. From time to time, pursuant to a Letter, Notice, such Notice to be followed by the Fund's written confirmation thereof, or Electronic Instructions, the Custodian shall exercise or dispose of subscriptions, rights and warrants of any Financial Assets held in the Custody Account or to be received by the Custodian for deposit to the Custody Account. In respect of a Notice, in the event that the written confirmation has not been received prior to the time requested action must take place, the Custodian may rely upon the Notice provided that, the Custodian has been able to orally confirm such instruction with such other persons as the Fund shall designate from time to time in writing to the Custodian as authorized to make such confirmations. Except as otherwise advised in a Letter, Notice, or by Electronic Instructions, in delivering Financial Assets, the Custodian shall do so only against payment, or upon the receipt of other Financial Assets.

         SECTION 2.3.2 PURCHASE OF SECURITIES. Upon receipt of a Letter, Notice from the Fund (such Notice to be followed by written confirmation in the form of an Authorization Letter), or Electronic Instruction, the Custodian shall purchase for the Fund such Financial Assets in the amounts and maturing on the dates therein described and charge the payment for such purchases to the Cash Account. In the event that the written confirmation has not been received prior to the time requested action must take place, the Custodian may rely upon the Notice, provided that the Custodian has been able to orally confirm such instruction with such other persons as the Fund shall designate from time to time in writing to the Custodian as authorized to make such confirmations. Unless and until otherwise instructed by the Fund pursuant to the terms herein contained, the Custodian shall deposit any and all Financial Assets purchased hereunder into the Fund's Custody Account as soon as reasonably feasible following its receipt thereof. Except as otherwise advised in a Letter, Notice, or by Electronic Instructions, the Custodian shall make payment for Financial Assets purchased only at the time of delivery of such Financial Assets to the Custodian.


March 2001                          3 of 19


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         SECTION 2.3.3 PAYMENT OF MONIES. From time to time, the Custodian shall upon its receipt of a Letter or Notice, such Notice to be followed by written confirmation in the form of a Transfer Letter (as used herein the term "Transfer Letter" shall mean the Fund's transfer letter, substantially in the form of Exhibit D attached hereto) or Electronic Instruction, transfer monies from the Custody Account; PROVIDED THAT: the Custodian complies with the requirements of The Chase Manhattan Bank Funds Transfer Service Security Procedure Agreement (Exhibit E).

         From time to time, the Fund shall notify Custodian of deposits for its accounts. Upon receipt of funds identifying the Fund by account number as beneficiary, the Custodian shall credit such funds to the account identified and notify the Fund.

         SECTION 2.3.4 SALE OF SECURITIES. Upon the receipt of a Letter, Notice (such Notice to be followed by written confirmation in the form of a Letter), or Electronic Instruction, the Custodian shall use its reasonable best efforts, subject to the terms and conditions herein contained, to present for sale in the amount and on the dates therein stated such Financial Assets of the Fund as therein described, and held in the Custody Account and cause the proceeds generated by such sale(s), to be deposited into the Cash Account. In the event that the written confirmation has not been received prior to the time the requested action must take place, the Custodian may rely upon the Notice, provided that the Custodian has been able to orally confirm such instruction with such other persons as the Fund shall designate from time to time in writing to the Custodian as authorized to make such confirmations.

         In the event that it shall be impracticable for the Custodian, in accordance with such Letter, Notice, or Electronic Instruction, to present for sale Financial Assets on the dates specified, the Custodian shall as soon as it learns of any such impracticability, notify the Fund via telephone.

         Unless the Custodian shall have received from the Fund a Letter, Notice, or Electronic Instruction to the contrary, the Custodian shall deliver the Financial Assets to a broker, a dealer or other purchaser identified in the instruction against payment. It is understood by the Fund that delivery against payment in the securities markets means delivery against a receipt or other evidence that a payment is due later but before the end of the same business day. The Custodian shall have no liability with respect to the non-receipt of payment arising from:

  i) Any insolvency of any broker, dealer or other purchaser which occurs after delivery of the Financial Assets by Custodian but before payment is received by Custodian; or
 ii)     Insolvency of any issuer of the Financial Assets ; or
iii) Any act or omission of any broker, attorney, custodian, escrowee, or similar agent designated by Fund to perform any act with respect to the Financial Assets.

This Section shall not be interpreted to relieve or to lessen the standard of care the Custodian is required to use by other terms of this Agreement.


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         SECTION 2.3.5 REGISTERED SECURITIES. Except as otherwise set forth in this Section 2.3.5, the Custodian shall register any registerable Financial Assets held and maintained in a Custody Account in Custodian's nominee name or that of an affiliate or Depository. Private placements and other types of Financial Assets which the Fund from time to time identifies shall be registered in the name of the Fund. All taxes or other expenses incidental to any transfer to or from the name of a nominee shall be borne by the Fund.

         SECTION 2.3.6 CALLS FOR PAYMENT. The Custodian shall use its reasonable best efforts to determine from financial information services to which it subscribes, or such other financial services as agreed to by the parties, when Financial Assets held in the Custody Account are called for payment and surrender for payment any Financial Assets or notes which have matured or with respect to which it received or knows of a notice to call.

         SECTION 2.3.7 NOTICES, ADVICE, ETC. The Custodian shall use its reasonable best efforts to:

         (a) promptly notify the Fund of any unpaid principal amounts, or any unpaid amounts of interest accrued and owing, or payable on any Financial Assets held or maintained in a Custody Account of which Custodian is aware;

         (b) forward to the Fund as of the close of business each business day (electronically or by mail) advices of the Financial Assets and cash transactions in a Custody Account;

         (c) deliver to the Fund, promptly upon receipt of the Fund's request, a schedule of the Financial Assets held and maintained in a Custody Account;

         (d) promptly notify the Fund of any legal action of which the Custodian's corporate actions unit becomes aware with respect to any Financial Assets held and maintained in a Custody Account;

         (e) promptly notify the Fund of any subscriptions, warrants or like rights it may have of which the Custodian's corporate action unit becomes aware;

         (f) promptly notify the Fund of any invitations to tender a Financial Asset, held and maintained in a Custody Account of which the Custodian's corporate action unit becomes aware; and

         (g) deliver to the Fund all printed material received by the Custodian's corporate actions unit and requiring some action by the Fund pertaining to any Financial Assets held or maintained in a Custody Account.


March 2001                          5 of 19


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         SECTION 2.3.8 STOCK DIVIDENDS, ETC. Financial Assets delivered to the Custodian as stock dividends, stock splits or as a result of the exercise of rights, shall be deposited into and held and maintained in the Custody Account of the Fund and treated in like manner as all other Financial Assets therein held and maintained.

         SECTION 2.3.9 FRACTIONAL SHARES. In the event that an issuer of a Financial Asset held by the Custodian in the Custody Account shall declare a dividend payable in stock, and such dividend results in a fractional share of stock being issued, the Custodian, without prior notice to or from the Fund, shall sell such fractional share(s) and deposit the proceeds received from such sale into the Custody Account. The Custodian shall notify the Fund of such sale thereafter.

         SECTION 2.3.10 COLLECTION OF INCOME AND PRINCIPAL. The Custodian shall from time to time take necessary action(s) to collect dividends, interest payments, payments made on account of called and matured Financial Assets, and any other payments with respect to such Financial Assets deposited into or held or maintained in the Custody Account, when such payments shall become owing; provided that so long as Custodian's actions are in compliance with the standard of care set forth in Section 7.17, Custodian shall not be responsible for failure to receive payment of (or late payment of) distributions with respect to Financial Assets or other property held in the Custody Account. Upon receipt of such funds collected hereunder, Custodian will use its best efforts to deposit such collected funds into the Custody Account on the same business day upon which such collected funds are received by the Custodian. Accordingly, in making collections of income or principal hereunder, the Custodian may to the extent necessary or required by any applicable law of any sovereign body, including the United States, or a State, and solely to such extent, execute on behalf of the Fund certificates or other like documents. All cash shall be held and maintained in the Custody Account subject to further instruction from the Fund. In the event the Custody Account is credited by the Custodian in anticipation of the Custodian's collection of monies, and the Custodian is unable to collect such monies, the Fund agrees that it shall promptly upon telephonic notice from the Custodian, return an amount equal to the amount so credited and not collected to the Custodian in immediately available funds.

         SECTION 2.3.11 EXCHANGE CERTIFICATES. The Custodian shall exchange temporary for definitive certificates or effect mandatory exchanges of certificates.

         SECTION 2.3.12 BOOKS AND RECORDS. Custodian shall at all times maintain proper books and records that shall identify the Fund as the entitlement holder of such Financial Assets and the location of the Financial Assets.

         The Custodian shall with respect to the Fund create and maintain all records relating to its activities and obligations under this Contract. All such records shall upon reasonable notice and during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund, including the Fund's independent public accountant, and employees and agents of the United States Securities and Exchange Commission. The Custodian shall, at the Fund's request, supply the Fund with a tabulation of securities owned by


March 2001                          6 of 19


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the Fund and held by the Custodian and shall, when requested to do so by the
Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

         The Custodian shall cooperate with and supply reasonable and customary information regarding the Custody Account to the entity or entities appointed by the Board of Directors of the Fund to keep the books of account of the Fund.

         Unless Fund shall send to Custodian a written exception or objection to any statement of account within 90 days of its receipt of such statement from Custodian, Fund shall be deemed to have approved such statement.

         SECTION 2.3.13  CERTIFICATE OF THE BANK.  The Custodian shall:

         (a) deliver to the Fund on or before January 31st of each calendar year, a certified schedule, dated December 31, of the preceding calendar year, executed by two duly elected and authorized officers of Custodian setting forth a full description of the Financial Assets held and maintained in each Custody Account, including, but not limited to, among other things, the par value of each bond and the number of shares for each stock or the equivalent, as the case may be, as of the close of business on December 31st, of each calendar year;

         (b) use its best efforts to deliver to the Fund, within five (5) business days after the receipt of the written request of the Fund a certified schedule, dated the date of its issue, executed by two duly elected and authorized officers of Custodian, setting forth a full description of the Financial Assets held and maintained in the Custody Accounts, including among other things, the par value of each bond and the number of shares for each stock or the equivalent, as the case may be; and

         (c) deliver, following a request by the Fund, to any governmental agency certified by the Fund to the Custodian and, in a timely manner, a certified schedule, which schedule, to the extent possible, shall be substantially in the form of the certified schedule to be delivered pursuant to the preceding clause (b) of this subsection.

         In the event the Custodian is unable to deliver, pursuant to clause
(c) above, the certified schedule therein described, the Custodian shall, immediately upon learning of such inability, notify the Fund by telephone and promptly confirm such notice to the Fund in writing. Such written notice to the Fund shall set forth (i) an explanation as to the Custodian's inability to deliver such certified schedule and (ii) the date upon which such certified schedule shall be delivered.

         SECTION 2.3.14 OTHER SECURITIES. Upon receipt of an Authorization Letter or Electronic Instruction, the Custodian is authorized to take any and all actions necessary to settle


March 2001                          7 of 19


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transactions in futures and/or options contracts.

         SECTION 2.4 LOTTERY. In the event Financial Assets held in the Custody Account at a Securities Depository are called for partial redemption by the issuer, the Custodian will, in its reasonable discretion, allocate the called portion to the respective holders in a manner which is fair, equitable, and in accordance with its established procedures.

         SECTION 2.5 CONVERSION. The Custodian shall, except where instructed otherwise by the Fund, convert monies received by the Custodian with respect to Financial Assets maintained in the Custody Account of foreign issue into United States dollars at prevailing rates. In effecting such conversion, the Custodian may use any commercially reasonable method or agency available to it, including the facilities of its own divisions or affiliates. The Fund agrees that it shall bear all risk and reasonable expense of such conversion, including without limitation, losses arising from fluctuations in the exchange rate provided that the Custodian has acted in good faith and in accordance with the commercial standard of care for Money Center banks which offer custodial services.

         SECTION 2.6 MAINTAIN DUPLICATE RECORDS. The Custodian shall store "off-premises" tapes of daily transactions with respect to the Custody Account. Such tapes shall be maintained in accordance with the Custodian's practice in effect from time to time.

         SECTION 2.7 SETTLEMENT. The Fund intends to have sufficient immediately available funds each day in the Custody Account to pay for the settlement of all Financial Assets delivered against payment to Custodian or its agents and credited to the Custody Account. Should Fund fail to have sufficient immediately available funds in a Custody Account to settle deliveries of Financial Assets pursuant to Section 2.3.2 (a "Deficit"), Custodian may elect (i) to reject the settlement of any or all of the Financial Assets delivered to it that day to a Custody Account but only after notice to Fund, (ii) to settle the deliveries on the Fund's behalf and debit the Custody Account of the Fund for the amount of such Deficit , or (iii) to reverse the posting of the Financial Assets credited to the Custody Account, but only after notice to the Fund.

         No prior action or course of dealing on the part of Custodian with respect to the settlement of Financial Assets transactions on Fund's behalf shall be used by or give rise to any claim or action by Fund against Custodian for its refusal to pay or settle for a securities transaction that has not been timely funded as required herein.

         SECTION 2.8 SECURITY INTEREST. To the extent Custodian has advanced funds on Fund's behalf in connection with the settlement of purchases and sales of Financial Assets for the Custody Account, Custodian shall have a security interest in the Financial Assets which are the subject of such purchases and sales until Fund shall have repaid the amount of such advance to Custodian, and Custodian's security interest in such Financial Assets shall be released upon Fund's repayment of such advance to Custodian.


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         SECTION 3  SAFEKEEPING OF FINANCIAL ASSETS.

         SECTION 3.1 SAFEKEEPING. The Custodian shall hold all Financial Assets held in the Custody Account in its vault and physically segregate for the account of the Fund all Financial Assets held by it, except those Financial Assets which are book-entry securities maintained on the Federal Reserve Book-Entry Account System or which are eligible for deposit with a Depository. Unless specified in the Authorization Letter to the contrary, it is understood that, eligible Financial Assets will be maintained with a Depository. The Custodian shall be responsible for all Financial Assets deposited into and held and maintained in the Custody Account whether the Financial Assets be in the physical custody of the Custodian or held by the Custodian through a Depository; PROVIDED that the Custodian shall not be responsible for loss or destruction of Securities held and maintained in the Custody Account, where such loss or destruction is caused by earthquake, volcanic eruptions or such like disturbances of nature, by reason of war, whether declared or undeclared; or caused by the lawful act of any executive, legislative, judicial, administrative or other governmental or military body or officer. Custodian shall be obligated to indemnify Fund for any loss of Financial Assets received for, and credited to the Custody Account resulting from (i) the negligence or willful misconduct of Custodian or its officers, employees or agents (excluding any Depository retained for such Financial Assets) or (ii) the burglary, robbery, hold-up, theft or mysterious disappearance, including loss by damage or destruction. In the event of a loss of Financial Assets for which it is required to indemnify Fund pursuant to the immediately preceding sentence, Custodian shall promptly replace such Financial Assets (by among other means posting appropriate security or bond with the issuer(s) of such Financial Assets and obtaining their reissue) or if agreed to by Fund and Custodian, Custodian shall replace the value thereof (determined based upon the market value of the Financial Assets which are the subject of such loss as of the date of the discovery of such loss or as of the date of replacement) and the value of any loss of rights or privileges resulting from the loss of such Financial Assets. The foregoing indemnity shall be the exclusive liability of Custodian to Fund for its loss of Financial Assets held for the Custody Account.

         Custodian shall be responsible for only those duties expressly stated in this Agreement or expressly contained in instructions to perform the services described herein given to Custodian pursuant to the provisions of this Agreement and accepted by Custodian but, without limiting the foregoing, Custodian and its agents shall have no duty or responsibility;

                  (a) to supervise the investment of, or make recommendations with respect to the purchase, retention or sale of, Financial Assets relating to the Custody Account, or to maintain any insurance on Financial Assets in the Custody Account for Fund's benefit;

                  (b) with regard to any Financial Assets in the Custody Account as to which a default in the payment of principal or interest has occurred, to take any action other than giving of notice with respect to such default; except, in each instance, where Custodian has been requested by Fund and Custodian has agreed in writing to do so;


March 2001                          9 of 19


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                  (c) to evaluate, or report to Fund regarding, the financial condition of any person, firm or corporation to which Custodian is instructed to deliver Financial Assets or funds pursuant to this Agreement;

                  (d) for any loss occasioned by delay in the actual receipt of notice by Custodian of any payment, redemption or other transaction in respect to which Custodian is authorized to take some action pursuant to this Agreement; or

                  (e) for any errors or omissions made by any securities pricing services used by Custodian to value Financial Assets credited to the Custody Account as part of any service subscribed to by Fund from Custodian.

         SECTION 3.2  USE OF A DEPOSITORY. The Custodian shall:

         (a) upon the delivery or transfer, by book-entry or otherwise, of any of the Fund's Financial Assets to a Securities Depository Account as provided herein, identify in its records the Financial Assets as held for the Fund in the Custody Agreement;

         (b) at all times retain against the Depository any and all rights provided the Custodian, whether such rights be provided by applicable law, governmental rules or regulations, rules and regulations of the Depository, or otherwise, including but not limited to, the right to recover from the Depository (for the benefit of the Fund) for any loss or losses on the part of the Depository;

         (c) from time to time, as the need may arise, to enforce, for the benefit of the Fund, any and all rights provided the Custodian, whether such rights be provided by applicable law, governmental rules or regulations or otherwise, against the Depository pertaining to any Financial Assets which are the property of the Custody Account and are deposited by the Custodian with the Depository;

         (d) within ten (10) business days after its receipt of a request from the Fund, deliver to the Fund the most current report issued by the Depository pertaining to its system of internal accounting control; and

         (e) make payment for securities purchased and sold through the clearing medium employed by such Depository for transactions of participants acting through it. Upon any purchase of securities, payment will be made only upon delivery of the securities to or for the account of the Fund; and upon any sale of securities, delivery of the securities will be made only against payment therefor.

         SECTION 3.3 THE DEPOSITORY ACCOUNT. The Depository account maintained by the Custodian and receiving Financial Assets which have been recorded by the Custodian as held for the Custody Account, shall hold only Financial Assets in which the Custodian has interest only in a fiduciary or agency capacity for clients and the Financial Assets in such account will not be


March 2001                         10 of 19


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commingled with the Custodian's own Financial Assets.

         SECTION 3.4 CERTAIN CONDITIONS. Any Financial Assets held by the Custodian for the benefit of the Fund pursuant hereto (including those Financial Assets held in a Depository) shall be considered by the parties hereto, and shall be at all times, the sole, absolute property of the Fund, and for purposes of this Agreement, shall be considered part of the Financial Assets held and maintained in the Custody Account.

         SECTION 3.5 SEGREGATED ACCOUNT. The Custodian shall upon receipt of Instructions from the Fund establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities (including securities maintained in an account by the Custodian pursuant to Section 3.2. hereof):

         (a) in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund,

         (b) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund,

         (c) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies, and

         (d)      for other proper corporate purposes.

         SECTION 4 PUT OPTIONS. Notwithstanding any provision hereunder to the contrary, with respect to Financial Assets which possess so-called put options or similar characteristics which grant the Fund the option to redeem such Financial Assets prior to their maturity date ("Put Options Securities") including, but not limited to so-called put bonds, the following shall apply:

         (a) with respect to put options which are exercisable semi-annually, or less frequently than semi-annually, and where such Put Option Financial Assets is actually delivered to the Custodian not less than fifteen (15) business days prior to the put option exercise date, the Custodian shall use its reasonable best efforts to notify the Fund of such put option, where correct and timely notification is published in


March 2001                         11 of 19
                  the publications or services ("Notification Sources") the Custodian routinely uses for this purpose, or as to which the Custodian receives timely notice from the Fund;

         (b) once notified, the Fund must direct the exercise or non-exercise of such put option by Letter delivered to the Custodian not less than five (5) business days prior to the put option exercise date, and if the Fund fails to make such direction, the Custodian shall not exercise such put option; and

         (c) for purposes of this Section 3: a "business day" is a day on which the Custodian is open for business under the laws of the State of New York; the notification sources include, but are not limited to, J.J. Kenney, THE WALL STREET JOURNAL and/or DTC, and the Custodian reserves the right to utilize commercially acceptable other notification sources or discontinue any of the aforementioned notification sources at any time and without notice; and

         (d) the Custodian shall not notify the Fund of put options exercisable more frequently than semi-annually.

         SECTION 5 BULK HOLDING. The Custodian may hold the Financial Assets of the Fund in its own vault, separate from its own Financial Assets in bulk with Financial Assets of the same class and the same issue of other of its own fiduciary and agency customers; PROVIDED THAT: the Financial Assets in such bulk shall be adequately identified as belonging to the Fund on the records of the Custodian.

         SECTION 6 THE CUSTODIAN. The Fund and the Custodian agree that the Custodian in carrying out the provisions of this Agreement, including but not limited to the purchase of any Financial Assets for deposit into, or the selling or delivering of any Financial Assets held and maintained in, the Custody Account, is acting solely as the agent of the Fund. Unless the Custodian shall otherwise agree in writing, the Custodian shall not have the duty to take any action other than those actions expressly set forth herein or those actions necessary and advisable to accomplish such expressly set forth actions. The Custodian is hereby expressly authorized to execute in the name of the Fund such certificates as may be necessary to obtain payment with respect to, or to effect the sale, transfer or other disposition of any Financial Assets held in the Custody Account in accordance with the Fund's instructions. In carrying out the purchase or sale of any Financial Assets hereunder, the Custodian may, upon receipt of the Fund's instructions, purchase from or sell to the Custodian's bond department or an affiliate of the Custodian.

         SECTION 7  GENERAL.
                    -------

         SECTION 7.1 WAIVER; AMENDMENTS. Except as otherwise provided in Section 2.3.12, no delay on the part of the Fund or the Custodian in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Fund or the Custodian of any right, power or remedy preclude other or further exercise thereof, or the


March 2001                         12 of 19
exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, shall in any event be effective unless the same shall be in writing and signed and delivered by each of the Custodian and the Fund.

         SECTION 7.2 NOTICE. Notices with respect to termination, any disputes hereunder, specification of authorized officers and employees, and terms and conditions for instructions required hereunder, shall be in writing, and shall be deemed to have been duly given if delivered personally, by courier service or by mail, postage prepaid, to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this paragraph):

         To the Fund at:

         State Farm Associates' FundsTrust
         Three State Farm Plaza
         Bloomington, Illinois 61791
         Attention: David R. Grimes

         To Custodian, to the attention of the individual designated by Custodian as the safekeeping account administrator for Fund's account, at:

         The Chase Manhattan Bank
         North American Insurance Securities Services
         3 Chase MetroTech Center, 6th Floor
         Brooklyn, New York 11245

         SECTION 7.3 COMPUTATIONS. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable, be made in accordance with generally accepted accounting principles.

         SECTION 7.4 HEADINGS. Section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement.

         SECTION 7.5 GOVERNING LAW. This Agreement shall be a contract made under and governed by the internal laws of the State of New York including the Uniform Commercial Code.

         SECTION 7.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Fund and the Custodian individually and each of their respective successors and assigns, and shall inure to the benefit of the Fund and the Custodian and the respective successors and assigns of the Fund and the Custodian; PROVIDED that, the Custodian may not assign or transfer this Agreement or delegate any of its duties hereunder except as permitted herein, without the prior

March 2001                         13 of 19
written consent of the Fund.

         SECTION 7.7 INTEGRATION; COURSE OF DEALING. This Agreement constitutes the sole agreement of the parties with respect to the subject matter hereof and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

         SECTION 7.8 TERMINATION. This Agreement shall terminate 90 days after the receipt by the Custodian or the Fund, or such mutually agreed date as the case may be, of written notice from the Custodian or the Fund terminating this Agreement.

         SECTION 7.9 CERTAIN NOTICES BY THE FUND AND THE CUSTODIAN. The Fund agrees to promptly notify the Custodian of any material change in its organization or any reorganization by it. The Custodian shall notify the Fund of any changes in its organization which affect its ability to do business as a banking corporation.

         SECTION 7.10 CERTAIN REPRESENTATIONS BY THE FUND AND THE CUSTODIAN.
(a) The Fund herewith promises to the Custodian that (i) all instructions and confirmations given hereunder shall be given and are given pursuant to authorizations contained or to be contained in resolutions of its Board of Directors and by persons authorized by such resolutions to give the same, and
(ii) it shall from time to time furnish the Custodian with certified copies of such resolutions upon which it may rely for the authorizations contained therein until otherwise notified in writing of a change thereto. (b) The Custodian herewith promises to the Fund that (i) it has the full power and authority to perform its obligations hereunder, (ii) this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms and (iii) it has taken all necessary action to authorize the execution and delivery hereof.

         SECTION 7.11 TAXPAYER IDENTIFICATION NUMBER. The taxpayer identification numbers of the Funds are listed in Exhibit A. Unless Fund has already done so, as a U.S. citizen or resident, it shall deliver promptly to Custodian with respect to the Custody Account established under this Agreement, two duly completed and executed copies of United States Internal Revenue Service form W-9 for the Fund. Fund shall provide duly executed and completed updates of such form after the occurrence of an event requiring a change in the form previously delivered by Fund to Custodian. The Fund shall be responsible for the payment of all taxes relating to the Financial Assets in the Custody Account.

         SECTION 7.12 EXPENSES AND TAXES. The Fund agrees to pay, and to save the Custodian harmless from all liability, for any taxes which may be payable in connection with the Financial Assets and any proceeds generated by Financial Assets and any other property of the Fund purchased or held and maintained hereunder. All obligations provided for in this subsection 7.12, and in subsection 7.13 hereof, shall survive any termination of this Agreement.

         SECTION 7.13 FEES. For and in consideration of the Custodian acting as the custodian and the agent of the Fund pursuant to the terms herein contained, the Fund agrees to pay to the


March 2001                         14 of 19

Custodian fees for such services as mutually agreed upon by the parties hereto and as set forth in Exhibit F hereto. Such agreed upon fees may from time to time be modified by the Custodian pursuant to its notice to the Fund effective no less than 90 days following the Fund's receipt of such notice. To the extent that Custodian advances funds to the Custody Account for disbursements or to effect the settlement of purchase transactions, the Custodian shall be entitled to collect from the Custody Account an amount equal to The Chase Manhattan Bank's Prime Rate in effect as announced by it from time to time, unless the Fund and Custodian have agreed in writing to another interest rate.

         SECTION 7.14 HOLD HARMLESS. The Fund agrees to indemnify and hold the Custodian harmless from and against all claims, losses, liabilities and expenses, including without limitation, reasonable legal fees and expenses, arising from any claim of any party arising or resulting from actions the Custodian takes that are required by this Agreement; provided that the Custodian shall have acted in good faith and in accordance with the commercial standard of care for Money Center banks which offer custodial services.

         SECTION 7.15 FORCE MAJEURE. Neither the Custodian nor the Fund shall be responsible for its failure to carry out its responsibilities hereunder where such failure is caused by circumstances reasonably beyond the control of the parties so affected including but not limited to, acts of God, war, internal strife and acts of government.

         SECTION 7.16 DISCLAIMER OF LIABILITY. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OF ANY KIND WHATSOEVER, PROVIDED THE PARTY AGAINST WHOM THE DAMAGES ARE CLAIMED HAS NOT ACTED IN BAD FAITH OR ENGAGED IN WILLFUL MISCONDUCT; AND, PROVIDED FURTHER, THAT ANY INDEMNITY CLAIM BY THE CUSTODIAN UNDER SECTION 7.14 SHALL CONSTITUTE A DIRECT DAMAGES CLAIM AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH HEREIN.

         SECTION 7.17 STANDARD OF CARE. The Custodian expressly agrees that in carrying out its responsibilities hereunder it shall be responsible for damages, except as limited by Section 3.1, the Fund suffers as a result of Custodian's, its employees' and agents' negligence, willful misconduct or failure to act in good faith and in accordance with the commercial standard of care for Money Center banks which offer custodial services. The Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement. The Custodian shall be held harmless in acting upon any Letter, Notice, request, direction, instruction, consent, certification or other instrument believed by it, acting in good faith, to be genuine and delivered by an authorized officer of Fund.

         SECTION 7.18 EXHIBITS. The parties agree that any exhibits attached hereto may be modified effective upon written notice from the Fund to the Custodian. Any such modified


March 2001                         15 of 19
exhibit shall be and is hereby deemed to be the exhibit (indicated in such written notice) to this Agreement.

         SECTION 7.19 NONDISCLOSURE, CONFIDENTIALITY. The Custodian expressly agrees that it shall not use the name of, nor identify, the Fund or any of its subsidiaries in any of the Custodian's media or other advertising distributed by the Custodian to its customers or potential customers.

         The Custodian shall maintain the confidentiality of the Fund's Custody Account information and not disclose any such information except as permitted by this Agreement or as required by laws, rules, regulations or orders having the force of law, but only after notice to Fund.

         The Shareholders Communications Act of 1985 and subsequent amendments to the act authorize Custodian to release to issuers of Securities and to other security holders of an issue, Fund name, address and Securities position if Fund Custody Account was opened after December 28, 1985, unless Fund states its objection. Custodian hereby acknowledges Fund's objection.

         SECTION 7.20 "FREE RIDING" PROHIBITION. Fund hereby acknowledges that the act of placing a buy order and sale order for the same securities which are to settle on the same date in instances where Fund does not have in the Custody Account sufficient funds independent of the sale of such securities to satisfy fifty percent (50%) or more of the purchase price (or such other percentage as may be required by applicable law and regulation) constitutes the practice commonly known as "free riding" and is prohibited under both Regulation T and Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 220 and 221).

         SECTION 7.21 FUND RESPONSIBILITY. Fund agrees that it shall be responsible to Custodian as a principal for all of its obligations to Custodian arising under or in connection with this Agreement, and Fund warrants its authority to deposit in the Custody Account any Financial Assets and funds which Custodian receives therefor and to give instructions relative thereto. Fund further agrees that Custodian shall not be subject to, nor shall its right and obligations with respect to this Agreement and the Custody Account be affected by, any agreement between Fund and any such person.

         SECTION 7.22 BINDING OBLIGATION AND LIMITATION OF LIABILITY. It is expressly understood that the obligations of the Fund under this Agreement will not be binding on any of the Directors, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the assets and property of the Fund.

         Custodian agrees that no Director, shareholder, nominee, officer, agent or employee of the Fund may be held personally liable or responsible for any obligations of the Fund arising out of this Agreement.


March 2001                         16 of 19

         SECTION 7.23 RESERVATION OF RIGHT. Custodian shall have the right not to accept for deposit to the Custody Account any Financial Assets which are in a form or condition which Custodian, in its sole discretion, determines not to be suitable for the services Custodian provides under this Agreement.

         Custodian's and Fund's rights and remedies under this Agreement are in addition to, and not in limitation of, any other rights and remedies available to Custodian and Fund under applicable law.

         SECTION 7.24 CUSTODIAN'S ANNUAL REPORT. Upon the Fund's request, Custodian will send the annual report (SAS 70 Report) prepared by its external auditors on its systems of internal accounting control of custodied Financial Assets. In addition, the Custodian shall allow the Fund's independent public accountant reasonable access to the records of the Custodian relating to the Financial Assets as is required in connection with their examination of books and records pertaining to the Fund's affairs.

SECTION 7.25. SEVERAL OBLIGATIONS OF THE PORTFOLIOS. This Agreement is an agreement entered into between the Custodian and the Trust with respect to each portfolio listed in Exhibit A. With respect to any obligation of the Trust on behalf of any portfolio arising out of this Agreement, the Custodian shall look for payment or satisfaction of such obligation solely to the assets of the portfolio to which such obligation relates as though the Custodian had separately contracted with the Trust by separate written instrument with respect to each portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first written above.

                  State Farm Associates' Funds Trust

                  By: /s/ Edward B. Rust, Jr.
                      ------------------------------
                  Name: Edward B. Rust, Jr.


                  Title: President


                  The Chase Manhattan Bank

                  By: /s/ Craig F. Werder
                      ---------------------------
                  Name: Craig F. Werder

                  Title: Vice President


March 2001                         17 of 19

                                                    Exhibit A
                                Trust Portfolios Included in this Agreement and
                                  Corresponding Taxpayer Identification Number

         State Farm Growth Fund                                               [ ]
         State Farm Balanced Fund                                             [ ]
         State Farm Interim Fund                                              [ ]
         State Farm Municipal Bond Fund                                       [ ]




March 2001                         18 of 19

                                                      Exhibit C

                                          State Farm Associates' Funds Trust
                                       Custody Accounts at Chase Manhattan Bank

                                                                              ACCOUNT
                                                                              NUMBER
                                                                              -------
         State Farm Growth Fund                                               [ ]
         State Farm Balanced Fund                                             [ ]
         State Farm Interim Fund                                              [ ]
         State Farm Municipal Bond Fund                                       [ ]




March 2001                         19 of 19